March 1, 2010

Imex International Corp.
C/O Dennis Dalley
#200-245 East Liberty Street Reno,
Nevada, 89501
USA

Dear Sir:

We have acted as counsel to Imex International Corp. a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of 1,250,000 shares of the Company's common stock (the "Registered Shares"), as described below. A registration statement on Form S-1 has been prepared by the Company to be filed with the Securities and Exchange Commission (the "Registration Statement"). This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of the 1,250,000 shares of the Common Stock. The Registered Shares are to be offered to the public by certain shareholders of the Company without the use of any underwriters.

In connection with rendering this opinion we have examined executed copies of the Registration Statement and all exhibits thereto. We have also examined and relied upon the original, or copies certified to our satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as we deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, we have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as we have deemed necessary for the opinion expressed herein, and we have relied, to the extent we deemed reasonable, on certificates and certain other information provided to us by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Based upon the foregoing, we are of the opinion that the Registered Shares have been duly authorized for issuance and sale. We are further of the opinion that and the Registered Shares are validly issued, fully paid and non-assessable.

We hereby consent to the reference to our name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,